EX-99.a.2

Schedule A

Macquarie Global Listed Infrastructure ETF

Macquarie Energy Transition ETF

Macquarie Tax-Free USA Short Term ETF

Macquarie Focused Large Growth ETF

Macquarie Focused Emerging Markets Equity ETF

Macquarie Focused International Core ETF

Macquarie Focused SMID Cap Core ETF

Macquarie Tax-Free USA Intermediate ETF

Macquarie Tax-Free USA ETF

Macquarie National High-Yield Municipal Bond ETF

Amendment No. 2 to Schedule A to the Agreement and Declaration of Trust of Macquarie ETF Trust, as
Approved by the Board of Trustees of Macquarie ETF Trust at a Meeting held on October 15, 2024